Exhibit 10.8
March 22, 2026
Andrew Feldman
Re:    Continued Employment Offer Letter
Dear Andrew,
This letter agreement sets forth the terms of your continued employment with Cerebras Systems Inc. (the "Company" or "Cerebras") effective as of the date of this letter agreement, as follows:
1.Position. You will continue to serve as the Company's Chief Executive Officer and President and you will report to the Company's board of directors (the "Board"). In your role, you shall devote your best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Additionally, you will continue to serve on the Board.
2.Base Salary. Your annual base salary will be $600,000 effective January 1, 2026, subject to required tax withholding and other authorized deductions, which will be paid in accordance with the Company's normal payroll practices. Your annual base salary shall be reviewed for increase annually by the compensation committee of the Board in conjunction with its annual market assessment, with any such increase subject to approval of the Board.
3.Bonus Target. You shall continue to be eligible to receive a discretionary annual bonus based on your achievement of performance objectives established by the Board or its compensation committee, such bonus to be targeted at $600,000 at 100% achievement. Any such bonus that is earned will be paid in accordance with Cerebras' bonus policy.
4.Equity Compensation. On February 27, 2026, you were granted 5,700,000 performance stock units, 500,000 restricted stock units as a catch-up award and an annual award for 2026 valued at $20 million that was comprised of 243,902 restricted stock units. In addition to your outstanding equity awards, during your continued employment with the Company, you will be eligible for annual equity awards commencing in 2027, with the size and terms and conditions determined by the compensation committee and approved by the Board each year. Each annual equity award commencing in 2027 will be based on a market assessment of the values of equity awards granted to chief executive officers in our peer group of companies, prepared for that year by the compensation committee's compensation consultant. The terms and conditions of such annual equity awards (including terms and conditions relating to vesting schedules, any applicable performance goals, and the treatment of awards upon a termination of employment) will be no less favorable than those of annual equity awards granted to the other executive officers in our peer group in that year, other than with respect to the mix between performance-based and time-based equity awards, which will be determined based on the compensation consultant's market assessment.
5.Severance. You will be eligible for the severance and change in control benefits set forth in the Company's Executive Change in Control and Severance Plan and your participation agreement thereunder, subject to the terms and conditions thereof.
6.Benefits. You will remain eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.
7.Confidentiality. You hereby affirm your continuing obligations under the Employee Invention Assignment and Confidentiality Agreement that you previously entered into with the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
8.At Will Employment. You will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Further, your participation in any equity plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you).
9.Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, whether written or oral, relating to such subject matter. Any amendments to this letter agreement must be in writing.
10.Acceptance. To indicate your agreement to the terms set forth in this letter agreement, please sign in the space indicated and return it to me.
[Signature page follows]

Very truly yours,

/s/ Glenda Dorchak

Glenda Dorchak Chairperson Compensation Committee

Agreed and accepted:

/s/ Andrew Feldman

By: Andrew Feldman

Date signed:	3/22/26